Exhibit 99.1

Equity Office (Investors/Analysts):	Equity Office (Media):
Beth Coronelli	Terry Holt
312.466.3286	312.466.3102
FOR IMMEDIATE RELEASE
Equity Office Properties Trust Shareholders
Approve Merger with The Blackstone Group
CHICAGO, February 7, 2007 — Equity Office Properties Trust (NYSE: EOP) announced that the common shareholders of Equity Office have approved the merger and merger agreement with affiliates of The Blackstone Group at a special meeting held today, Wednesday, February 7, 2007. Over 92% of the total shares that voted were in favor of the transaction. Subject to satisfaction of all other closing conditions, Equity Office expects the merger to be completed on or about February 9, 2007.
Under the terms of the merger agreement, following consummation of the merger, Equity Office’s common shareholders will be entitled to receive $55.50 in cash, without interest, for each common share of beneficial interest of Equity Office that they own immediately prior to the effective time of the merger. In exchange for each share issued and outstanding immediately prior to the effective time of the merger, holders of Equity Office’s 5.25% Series B Convertible, Cumulative Preferred Shares and 7.75% Series G Cumulative Redeemable Preferred Shares will be entitled to receive one of the 5.25% Series B Convertible, Cumulative Preferred Shares and one of the 7.75% Series G Cumulative Redeemable Preferred Shares of the surviving entity of the merger, respectively, with substantially similar terms as the Equity Office preferred shares.
As promptly as practicable after the completion of the merger, the surviving entity in the merger will be liquidated into Blackhawk Parent LLC, an affiliate of The Blackstone Group. In the liquidation, each holder of a share of the 5.25% Series B Cumulative Preferred Stock will be entitled to receive $50.00 per share in cash plus any then accumulated but unpaid dividends, and each holder of a share of the 7.75% Series G Cumulative Redeemable Preferred Stock will be entitled to receive $25.00 per share in cash plus any then accumulated but unpaid dividends. In addition, in connection with the merger of Equity Office’s operating partnership, its limited partners will be entitled to receive $55.50 in cash, without interest, for each unit of partnership that they own in the partnership, or in lieu of such cash consideration, qualified limited partners that properly elected to do so will be entitled to receive newly issued 6% Class H preferred units in the surviving partnership on a one-for-one basis.
About Equity Office Properties Trust
Equity Office is the largest publicly traded owner and manager of office properties in the United States by building square footage. At December 31, 2006, Equity Office had a national office portfolio comprised of whole or partial interests in 543 office buildings comprising 103.1 million square feet in 16 states and the District of Columbia. As of that date, Equity Office owned buildings in 24 markets and in 98 submarkets, enabling it to provide premium office space for a wide range of local, regional and national customers.
EOP Operating Limited Partnership is a Delaware limited partnership through which Equity Office conducts substantially all of its business and owns, either directly or indirectly through subsidiaries, substantially all of its assets.
Forward Looking Statements
This press release contains certain forward-looking statements based on current expectations of Equity Office management. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results, performance or transactions of Equity Office and its subsidiaries to differ materially from those expressed in any forward-looking statements. Other factors include, but are not limited to: (1) the failure to satisfy the conditions to completion of the proposed mergers with affiliates of The Blackstone Group; (2) the failure to obtain the necessary financing arrangements set forth in the commitment letters received by Blackhawk Parent LLC (an affiliate of The Blackstone Group) in connection with the proposed mergers and the actual terms of such financings; (3) the failure of the proposed mergers to close for any other reason; (4) the occurrence of any effect, event, development or change that could give rise to the termination of the merger agreement; (5) the outcome of the legal proceedings that have been, or may be, instituted against Equity Office and others following the announcement of the proposed mergers; (6) the risks that the proposed transactions disrupt current plans and operations including potential difficulties in employee retention; (7) the amount of the costs, fees, expenses and charges related to the proposed mergers; (8) the substantial indebtedness that will need to be incurred to finance consummation of the proposed mergers and related transactions, including the tender offers and consent solicitations; (9) other refinancings of Equity Office and its subsidiaries; and (10) other risks that are set forth in the “Risk Factors,” “Legal Proceedings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Equity Office’s and EOP Operating Limited Partnership’s filings with the SEC. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Equity Office’s ability to control or predict. Equity Office undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
Additional Information About the Merger and Where to Find It
In connection with proposed merger transactions involving Equity Office and EOP Operating Limited Partnership and affiliates of The Blackstone Group, Equity Office filed a definitive proxy statement and proxy statement supplements with the SEC. SHAREHOLDERS ARE URGED TO READ CAREFULLY THE PROXY STATEMENT AND PROXY STATEMENT SUPPLEMENTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER TRANSACTIONS. Shareholders can obtain the proxy statement, the proxy statement supplements and all other relevant documents filed by Equity Office with the SEC free of charge at the SEC’s website at www.sec.gov or from Equity Office Properties Trust, Investor Relations at Two North Riverside Plaza, Suite 2100, Chicago, Illinois, 60606, (800) 692-5304 or at www.equityoffice.com. The contents of the Equity Office website are not made part of this press release.
Participants in the Solicitation
Equity Office and its trustees and officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect to the proposed merger transactions. Information about Equity Office and its trustees and executive officers, and their ownership of Equity Office’s securities, is set forth in the definitive proxy statement and proxy statement supplements relating to the proposed merger transactions described above.